EXHIBIT 23.1

CONSENT OF MAULDIN & JENKINS, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated September 17, 2004, accompanying the financial statements as of and for the period ended August 31, 2004 contained in the Registration Statement on Form SB-2 of Georgia Trust Bancshares, Inc. (the “Registration Statement”) and the Prospectus constituting a part thereof (the “Prospectus”). We consent to the use of the aforementioned report in this Registration Statement on Form SB-2 for the registration of 300,000 shares of Georgia Trust Bancshares common stock.

/s/ Mauldin & Jenkins LLC

Atlanta, Georgia
January 20, 2005